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                                    Exhibit 10.5

                          [U.S. LABORATORIES' LETTERHEAD]


July 14, 1998


Mr. Gary Elzweig
President
PROFESSIONAL ENGINEERING AND INSPECTION CO., INC.
4350 West Sunrise Blvd., Suite 103D
Plantation, Florida 33313

RE:  COMPENSATION/INCENTIVE PROGRAM

Dear Gary,

I am writing to set forth the terms of your compensation and incentive agreement with U.S. Engineering Laboratories, Inc. and PEICO. If we are in agreement regarding the terms as stated below, please state so by signing in the signature space provided.

Effective July 1, 1998, your compensation will be paid on the last day of each month and will be paid at the rate of $10,417 per month ($125,000 per annum). If PEICO achieves or exceeds pre-tax profits of $450,000 then you will be entitled to a bonus of 3% of the collective pre-tax profit for all of the U.S. Laboratories, Inc. entities combined. In addition to your personal incentive, if PEICO meets its business goals for 1998, then PEICO will be entitled to a bonus pool of up to 5% of its pre-tax profit to be distributed to its employees as you see fit. This agreement is an annual agreement to be applied to the 1998 calendar year and business plan.

Please call with any questions or comments regarding this document. If you are in agreement, this letter is intended to be your written confirmation of your compensation package.

Sincerely,                         Agreed and acknowledged:


/s/ JIM WAIT                       /s/ GARY ELZWEIG
CFO                                President, PEICO